                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT is made and entered into by and between Collaborative Clinical Research, Inc., an Ohio corporation (the "Corporation"), and Patrick Chassaigne ("Employee").

         WHEREAS, the Corporation and Employee desire to enter into an agreement providing for the Corporation to retain the services of the Employee.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         SECTION 1. - PARTIES. The Corporation is engaged in the business of conducting biopharmaceutical and medical device clinical research and data collection projects. The Corporation hereby agrees to employ, and the Employee hereby accepts such employment, on the terms set forth in this Agreement.

         SECTION 2. - EMPLOYMENT AND DUTIES. During the term of this Agreement, Employee shall, under the general supervision of the Corporation's Chief Executive Officer or his assign (the "Chief Executive Officer"), serve as an executive officer, with a title and specific job description as set forth on Exhibit A to this Agreement, of the Corporation and its wholly-owned subsidiary, Data TRAK, Inc., and to provide such additional services for the Corporation as the Chief Executive Officer may designate. In such capacity, Employee shall devote his/her skill and experience to serving the interests of the Corporation, expressly including Data TRAK, Inc. Employee agrees to accept election to and serve as an Officer of the Corporation and/or Data TRAK, Inc., as designated by the Board of Directors of each Corporation. The parties hereby acknowledge and agree that Employee will devote his/her full time and efforts toward the success of the Corporation, including Data TRAK, Inc., as may be determined by the Chief Executive Officer.

         SECTION 3. - COMPENSATION AND BENEFITS.

                  3.1 BASE SALARY. During the term of this Agreement, the Corporation shall pay Employee an annual base salary ("Base Salary") of One Hundred Fifty Thousand Dollars ($150,000) to be paid in equal installments in accordance with Data TRAK, Inc.'s customary payroll practices. Increases in Employee's Base Salary shall be in such amounts as may be determined by the Corporation's Board of Director's Compensation Committee. Such Base Salary may be altered from time to time by mutual agreement of the parties evidenced by a written memorandum executed by the parties, but which shall not affect or vary the other provisions of this Agreement.

                  3.2 STOCK OPTION PLAN. Employee shall receive a stock option plan to receive 30,000 shares (at _____/share) of the Corporation's Common Stock ("stock option") with the execution of this employment agreement. Employee shall have 10,000 shares vest on each of the first, second, and third anniversary dates of this Agreement. A separate Stock Option Agreement shall be executed in parallel with this Agreement.

                  3.3 BENEFITS. During the term of this Agreement the Corporation shall provide Employee with such benefits as are currently provided by the Corporation to its employees, subject to all eligibility requirements. The Corporation shall have the right periodically to review such benefits and make such adjustments or modifications as may be necessary at any time during Employee's employment with the Corporation.

                  3.4 VACATION. Employee shall be entitled to three (3) weeks paid vacation during each fiscal year of the Corporation and such additional time as the Chief Executive Officer approves. Vacations shall be scheduled, and Employee shall make his request for vacation periods, reasonably in advance.

                  3.5 EXPENSES. Employee shall be reimbursed for expenses reasonably incurred in connection with the business of the Corporation and Data TRAK, Inc., subject to approval of the Chief Executive Officer.

         SECTION 4. - TERMINATION.

                  4.1 DEATH. If Employee dies while employed by Corporation, his/her employment shall terminate immediately and (a) his/her Base Salary shall continue through the last day of the month following death, and (b) he/she shall be entitled to any accrued and unpaid expense reimbursement as of the date of death. Any payments to be made hereunder by the Corporation after Employee's death shall be payable to Employee's estate or heirs as Employee may designate.

                  4.2 DISABILITY. Employee shall be considered absent from employment because of disability if, as a result of disease, mental or emotional illness or physical injury, (i) he/she becomes unable or (ii) he/she is deemed by the Chief Executive Officer, in his judgment reasonably and in good faith exercised, to have become unable, during the term of this agreement or any renewal term, to perform the essential functions of Employee's position hereunder for a period of one hundred twenty (120) days or more, in the aggregate, during any twelve (12) month period. Notwithstanding the foregoing, however, the Employee shall not be terminated under this subsection based on any period of time during which she has taken advantage of the provisions of the Family and Medical Leave Act. In the event of such termination, Employee shall be entitled to (a) Base Salary through the date of such termination, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.3 TERMINATION FOR CAUSE. The Corporation may terminate Employee's employment hereunder at any time during the original term of this Agreement or any renewal term in the event Employee is convicted of a felony or if the Chief Executive Officer determines, in his judgment reasonably and in good faith exercised, that Employee was engaged in: (i) fraud related to his/her duties as an employee or the conviction of the Employee of a felony against the Corporation (or a written confession thereof given by Employee); (ii) breach of the material provisions of this Agreement; or (iii) a willful failure to perform his/her duties as required under this Agreement; provided however, that in the case of (ii) or (iii) above, the Corporation shall first give written notice to Employee of such breach or failure to perform and thereafter Employee shall have a period of not less than thirty (30) days to cure such breach or to perform. In the event of such termination, Employee shall be entitled to (a) his/her Base Salary through the date of such termination and
(b) any accrued and unpaid expense reimbursement as of the date of termination. Any termination under this Section 4.3 shall not affect any vested vacation, pension or profit sharing benefits or any conversion privileges which Employee might have under any benefit programs in which he/she is a participant.

                  4.4 TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his/her employment hereunder for "Good Reason" as hereinafter defined, by giving written notice to such effect to the Corporation. For these purposes, Employee shall be deemed to have "Good Reason" for terminating his/her employment if at any time, (a) the Corporation commits a breach of any material provision of this Agreement, or (b) except in connection with the termination by the Corporation of Employee's employment in strict compliance with the terms of this Agreement, the Board of Directors of the Corporation shall have (i) failed to elect Employee as an officer of the Corporation or Data TRAK, Inc. or shall have removed him/her from any of such offices, (ii) failed to vest Employee with the powers and authority customarily associated with such offices, or (iii) in any other way significantly diminished Employee's responsibilities, duties, powers or authority. In the event of any termination under this Section 4.4, Employee shall be entitled to receive (a) his/her Base Salary through the date of such termination and for a period of one (1) year following the date of such termination, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.5 SALE OF THE CORPORATION. If (i) a majority of the outstanding shares of capital stock of the Corporation entitled to vote are sold and/or transferred in a single transaction or a series of related transactions (except with respect to a public offering of the Corporation's shares of capital stock), (ii) all or substantially all of the assets of the Corporation are sold and/or transferred (other than to an affiliate of the Corporation) in a single transaction or a series of related transactions, or (iii) a merger or consolidation having either of the effects described in clauses (i) or (ii) above is effected, and Employee's employment is not continued by the purchaser or successor, Employee shall be entitled to receive (a) his/her Base Salary for one (1) year following the date of Employee's termination following the sale of the Corporation, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.6 VOLUNTARY TERMINATION WITHOUT GOOD REASON. Employee may terminate his/her employment with the Corporation for other than Good Reason at any time upon at least ninety (90) days advance written notice to such effect to the Corporation. In the event of such termination, Employee shall be entitled to receive his/her Base Salary through the date of termination.

                  4.7 TERMINATION BY CORPORATION FOR SUFFICIENT REASON. The Corporation may terminate Employee's employment hereunder at any time during the original term of this agreement or any renewal term for Sufficient Reason. "Sufficient Reason" shall mean the good faith determination by the Chief Executive Officer that Employee shall have failed (i) to adequately perform his/her duties as an officer of the Corporation or Data TRAK, Inc. following sixty (60) days' notice from the Chief Executive Officer of dissatisfaction with Employee's performance; (ii) to exercise and employ a level of judgment and skill in the management of the Corporation and the supervision of its employees commensurate with his/her position and comparable to the judgment and skill employed by executives of companies of similar size and development, following sixty (60) days' notice from the Chief Executive Officer of dissatisfaction with Employee's performance; or (iii) to achieve the business objectives for Employee or the Corporation mutually established from time to time by the Chief Executive Officer and Employee (with such business objectives initially being as provided on Exhibit A attached hereto and made a part hereof). In the event of any termination under this Section 4.7, Employee shall be entitled to receive (a) his/her Base Salary through the date of such termination and for a period of one
(1) year following the date of such termination and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.8 TERMINATION WITHOUT CAUSE OR SUFFICIENT REASON. The Corporation may, at any time during the original term of this Agreement or any renewal term, terminate Employee's employment hereunder, upon not less than thirty (30) days' notice, without cause or Sufficient Reason. In the event of any termination under this Section 4.8, Employee shall be entitled to receive
(a) his/her Base Salary through the date of such termination and for a period of two (2) years following the date of such termination and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.9 EFFECT OF TERMINATION. Except for (i) the rights of the Corporation to enforce the covenants of Employee under Section 6 below, which covenants shall survive the termination of employment in accordance with the terms thereof, and (ii) the obligations of the Corporation under this Section 4 and under other benefit plans, policies and programs with respect to which Employee is a participant, the Corporation will have no further rights or obligations under this Agreement from and after the termination date of Employee's employment. Except for (a) Employee's rights under this Section 4 and Employee's rights to receive all other benefits in accordance with the terms of the plans, policies and programs providing such benefits, and (b) the covenants of Employee under Section 6 hereof, which covenants shall survive the termination of employment in accordance with the terms thereof, Employee will have no further rights or obligations under this Agreement from and after the termination date of Employee's employment.

                  4.10 BINDING ARBITRATION. In the event, upon termination of Employee's employment, a disagreement exists between Employee and the Corporation as to which section of this Section 4 governs such termination (i.e., if the party terminating Employee's employment

(the "Terminating Party") claims that "Cause", "Good Reason" or "Sufficient Reason" or "Disability" exists and the other party (the "Disputing Party") disputes such claim), the issue of which section should govern such termination shall be submitted by the parties to binding arbitration in accordance with the provisions of this Section 4.10. Within thirty (30) days after termination of Employee's employment the Disputing Party may challenge the claimed basis for termination by giving written notice (the "Dispute Notice") of such challenge to the Terminating Party. Within fourteen (14) days after delivery of such Dispute Notice, the parties shall appoint an independent arbitrator experienced in employment matters who shall determine which section of this Section 4 applies to the termination. In the event the parties cannot agree on an arbitrator within fourteen (14) days after delivery of the Dispute Notice, then each party shall appoint one arbitrator, and the two arbitrators shall appoint a third arbitrator. In either case, the determination of the arbitrator or the majority of the arbitrators, as the case may be, shall be final and binding upon both Employee and the Corporation. The authority of the arbitrators hereunder shall be limited to determining which section of this Section 4 governs, and the arbitrators shall not have authority to reinstate Employee, to alter the amount of the payment due to Employee under the applicable section of this Section 4, or to award Employee or the corporation any other amounts by way of damages or otherwise. Any arbitration hereunder shall be conducted in Cleveland, Ohio in accordance with the Rules of the American Arbitration Association. In the event the Disputing party fails to give the Dispute Notice within the thirty (30) day period provided above, all rights of the Disputing Party to challenge the claimed basis for termination shall expire.

         SECTION 5. - TERM OF EMPLOYMENT. Except as otherwise provided herein, this Agreement shall become effective on the effective date set forth in Section 3.1, and shall continue for a term of three (3) years. This Agreement shall renew automatically for successive one (1) year terms unless either party gives notice of non-renewal at least one hundred twenty (120) days prior to the commencement of such a renewal term.

         SECTION 6. - RESTRICTIVE COVENANTS OF EMPLOYEE.

                  6.1 NONCOMPETITION. During the period of Employee's employment by the Corporation and, (i) in the case of the termination of Employee's employment under either Section 4.3 or 4.6 hereof, for a period of fifteen (15) months thereafter or (ii) in the case of the termination of Employee's employment under Section 4.7 hereof, for a period of twelve (12) months thereafter (the "Noncompetition Period"), Employee shall not, directly or indirectly, whether as an individual on his own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent or otherwise, in any State of the United States in which the Corporation now or hereafter conducts business:

                    (i) enter into or engage in any business including, without limitation, for a contract research organization (a "CRO"), or otherwise perform any contract clinical research, which competes with the business now or hereafter carried on by the Corporation or any parent or subsidiary of, or entity controlled by the Corporation

 ("Corporation Affiliates");

                   (ii) solicit customers, business patronage or orders on behalf of, or perform other services for, any business, including, without limitation, any CRO, which directly or indirectly competes with the business of the Corporation or any Corporation Affiliate; or

                  (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity, including, without limitation, any CRO, engaged in the business which competes with the current or future business of the Corporation or any Corporation Affiliates;

provided, however, that the foregoing covenant shall not be deemed to have been violated solely by (a) the ownership of equity securities of any entity which competes with a future business of the Corporation or any Corporation Affiliate, to the extent that such securities are acquired prior to the date that the Corporation or Corporation Affiliate commences such future business; or (b) the ownership for investment purposes of less than five percent (5%) of the equity securities of an entity which has equity securities listed on a national securities exchange or publicly traded in the over-the-counter-market.

                  6.2 CONFIDENTIALITY AND WORK PRODUCT. Employee acknowledges that during his/her employment with the Corporation he/she has had and will have access to confidential information, knowledge, and data regarding the business of the Corporation and Corporation Affiliates, whether received, acquired or developed by him/her or otherwise, including, without limitation, trade secrets, design information, research methods and techniques, scientific data and formulae, pricing data, customer information and all other information or data relevant to the business of the Corporation (collectively, except any of the foregoing which is at the time generally known to the public and which did not become generally known through the breach of any agreement restricting its disclosure, "Proprietary Information"). Employee further acknowledges that in the course of his/her employment he/she may be producing designs, analyses, recommendations, reports, complications, studies and other worth product, acquiring information on behalf of the Corporation and any conceive of ideas, innovations, processes and improvements relating to the business of the Corporation (collectively, "Work Product"). As to the ownership, disclosure and use of Proprietary Information and Work Product, Employee agrees that, from and after the date hereof:

                   (i) he/she will promptly disclose in writing to the Corporation all Work Product;

                   (ii) all Proprietary Information, all Work Product and all rights therein are and shall be the sole and exclusive property of the Corporation and all rights or interest of Employee therein are hereby assigned by Employee to the Corporation, and Employee will cooperate with and assist the Corporation from time to time, in any manner reasonably requested by the Corporation, in obtaining title or ownership therein or evidence thereof;

                   (iii) Employee shall not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product;

                   (iv) Employee will not use for his/her own benefit or purposes or for the benefit or purposes of any third party or permit or assist, by acquiescence or otherwise, any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product;

                   (v) upon the termination of his/her employment, Employee will promptly deliver to the Corporation all Proprietary Information and Work Product, including, without limitation, any reproductions, copies, abstracts, summaries or other documents or records of Proprietary Information or Work Product; and

                   (vi) Following termination of the Noncompetition Period, the obligations of Employee in this Section 6.2 shall not apply to Proprietary Information or Work Product of DATA TRAK, INC. as it existed on the effective date hereof but shall continue for all Proprietary Information of the Corporation or any Affiliate, whenever developed, and any Proprietary Information and Work Product of Data TRAK, Inc. for the period after such effective date.

                  6.3 NO INTERFERENCE. During the Noncompetition Period, Employee agrees that he/she shall not:

                    (i)    take any action which would:

                           (a) interfere with the contractual relationship of the Corporation, any Corporation Affiliate, customers, suppliers, employees or other which relate to the business of the Corporation or any Corporation Affiliate; or

                           (b) induce any employee or representative of the Corporation or any Corporation Affiliate not to continue as an employee or representative of the Corporation or any Corporation Affiliate;

                   (ii) make remarks or take any other action which disparages or diminishes the reputation of the Corporation or any Corporation Affiliate;

                   (iii) without limiting the generality of the foregoing, without the prior written consent of the Chief Executive Officer, directly or indirectly employ, whether as an employee, officer, director, agent, consultant or independent contractor, any person who was an employee, representative, officer or director of the Corporation or any

         Corporation Affiliate at any time during the six-month period prior to the date of such proposed employment; provided, however, that the covenants contained in this clause (iii) shall not apply with respect to such person terminated by action of the Corporation or any Corporation Affiliate or who has resigned their position with the Corporation or any Corporation Affiliate.

                  6.4 INJUNCTIVE RELIEF. Both parties hereto recognize that the services to be rendered by Employee to the Corporation are special, unique and of extraordinary character, that the market for the Corporation's services and products is worldwide, and that if Employee hereafter fails to comply with the restrictions and obligations imposed upon him/her hereunder, the Corporation may not have an adequate remedy at law. Accordingly, the Corporation, in addition to any other rights which it may have, shall be entitled to seek injunctive relief to enforce such restrictions and obligations without the necessity of posting any bond.

         SECTION 7. - MISCELLANEOUS

                  7.1 PARTIES BOUND. This Agreement shall be binding upon and be for the benefit of Corporation and its successors and assigns. It shall be binding upon and be for the benefit of Employee and his/her personal representatives, executors, administrators, and heirs, but the right and responsibility to render services shall be personal to Employee.

                  7.2 ENTIRE AGREEMENT AND AMENDMENT. This Agreement is the entire employment agreement between the parties and shall be modified only by written amendment signed by the party or parties upon whom the amendment imposes or may impose any additional duties or obligations. Such amendment may be in the form of minutes of a meeting of the Board of Directors or other document; provided that such minutes or other document are signed by the Chief Executive Officer of the Corporation and also signed by Employee if additional obligations are imposed upon Employee or Employee's compensation or benefits are reduced.

                  7.3 TAXES. The Corporation shall have the right to withhold any federal, state and local taxes from any compensation of any nature paid to Employee.

                  7.4 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

                  7.5 CONSTRUCTION. The captions preceding the Sections in this Agreement have been inserted for convenience only and shall not be used to modify, expand or construe the provisions of this Agreement.

                  7.6 SEVERABILITY. In the event any one or more provisions of this Agreement are deemed by a court of competent jurisdiction to be unenforceable, such unenforceability shall not affect the other provisions of this Agreement. It is the intention of the parties that, in the event a court determines that any provision of this Agreement is unenforceable because it is overbroad as to scope of activity, geographic area or time, such overbroad provision be reduced to the maximum enforceable scope and thereafter enforced as so reduced.

                  7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all of such counterparts shall for all purposes be deemed to be an original and all of such counterparts shall constitute one and the same instrument.

                 THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

                  EXECUTED the 6th day of July, 1997.

                                     COLLABORATIVE CLINICAL RESEARCH, INC.


                                     By: /s/ Jeffrey A. Green
                                         ---------------------------------
                                         Jeffrey A. Green, President

                                                                   "Corporation"

                                     /s/ Patrick Chassaigne
                                     -------------------------------------
                                     Patrick Chassaigne

                                                                   "Employee"